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                                                                    EXHIBIT 99.1

CONTACT:
         Tom Steinbauer
         Senior Vice President of Finance, CFO
         Ameristar Casinos, Inc.
         702/567-7000

    AMERISTAR CASINOS ANNOUNCES REVISED PLANS FOR NEW ST. CHARLES, MISSOURI
         CASINO AND ENTERTAINMENT FACILITY EXPECTED TO OPEN IN MID-2002

         LAS VEGAS, Nov. 26, 2001 -- Ameristar Casinos, Inc. (ASCA) today announced updated plans for the new casino and entertainment facility currently under construction at its St. Charles, Mo. property. The Company's updated plans commit to three additional venues in the land-based entertainment center for the expected opening of the new facility in mid-2002. This commitment expands the number of dining and entertainment venues that will open with the facility from three to six, offering guests a greater range of choices.

         The Company's revised plans include a 306-seat Bottleneck Blues Bar, an intricately themed blues club environment with live entertainment and dining, which will be similar to the Bottleneck Blues Bar opened at the Company's Vicksburg, Miss. property in July 2001. The Bottleneck Blues Bar will replace a previously-unspecified entertainment venue in the Company's master plan. The revised plans also add state-of-the-art video entertainment enhancements in the sports bar and reflect seating capacity changes in some of the restaurant and entertainment venues.

         The Company's plans continue to include a 115,000 square-foot casino with approximately 3,000 slot machines and 104 table games, including a 12-table poker room, and a VIP players lounge near the high-limit slots area. The land-based entertainment center will now be comprised of an historical streetscape reminiscent of St. Charles' past extending from the entryway at the porte cochere through the pavilion; an approximately 450-seat, state-of-the-art buffet with multiple serving stations; a 262-seat sports bar and grill, with a 40-foot video wall and several other large screens; a 154-seat steakhouse featuring exhibition cooking with a 46-seat lounge and a 20-seat private dining room; a 211-seat casual dining restaurant; a 106-seat oyster bar; the Bottleneck Blues Bar; a video game arcade; and a gift shop. Under the Company's previously announced plans, the Company had only committed to completing the buffet and two additional venues in the entertainment center.

         The Company expects to complete the interior of both gaming vessels, with the mezzanine level of one of the vessels being used to host special VIP-related events and remaining available to further expand the casino floor by up to 25,000 square feet as warranted by market conditions simply by adding gaming equipment. Upon completion of the project as currently contemplated, approximately 150,000 square feet of space in the entertainment center will remain available for future expansion, requiring only interior finishes to complete.
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         In May 2001, Ameristar commenced construction for the completion of the casino vessels and entertainment center shell and core, approximately four years after the suspension of the project by the former owner of the property. Based on the revised plans, awarded contracts, contract bids and costs incurred to date, the Company has established a revised budget for the completion of construction of the project (including purchases of furniture, fixtures and equipment) of approximately $170 million, representing an increase from the previously established budget of $160 million that included only a portion of the master-planned venues in the entertainment center. The Company has entered into guaranteed maximum price or lump sum construction contracts for much of the work on the new facility and expects to sign the remaining construction contracts by mid-December, with ongoing purchases of furniture, fixtures and equipment. The construction of the new facility is expected to have minimal effects on the operation of the existing casino and restaurants at the property.

         Ameristar Casinos, Inc. is a multi-jurisdictional developer, owner and operator of casinos and related hotel and entertainment facilities in five markets located in Missouri, Iowa, Mississippi and Nevada.

         This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of words such as the Company, Ameristar or its management "believes," "anticipates," "intends," "expects," "plans," or words of similar meaning. Similarly, statements that describe the Company's future plans, objectives, strategies or goals are forward-looking statements. It is possible that the Company's expectations may not be met due to various factors, many of which are beyond the control of the Company. Attention is directed to the cautionary statements included in this press release and to the Company's reports and other filings with the Securities and Exchange Commission for a discussion of some of the factors, risks and uncertainties that could affect the Company's future results, including the information under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Company's Registration Statement on Form S-2 filed on November 13, 2001 and the Company's Annual Report on Form 10-K for the year ended December 31, 2000 as well as the information under "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

         Visit Ameristar Casinos' Web site at www.ameristarcasinos.com (which shall not be deemed to be incorporated in or a part of this press release).